Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS FIRST QUARTER 2022 RESULTS FROM CONTINUING OPERATIONS:

•
FIRST QUARTER REVENUE OF $115.3 MILLION; UP 6% YEAR-OVER-YEAR
•
FIRST QUARTER GAAP EPS OF $(0.04); EPS, EX-ITEMS, $0.08
•
LAUNCH OF INDUSTRY CARBON CAPTURE AND SEQUESTRATION ("CCS") CONSORTIUM
•
CCS STRATEGIC ALLIANCE WITH TALOS ENERGY INC.
•
REDUCES NET DEBT BY $3.3 MILLION
•
ANNOUNCES Q2 2022 QUARTERLY DIVIDEND

AMSTERDAM (27 April 2022) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") ("Core", "Core Lab", or the "Company") reported first quarter 2022 revenue of $115,300,000. Core’s operating loss was $400,000, with a loss per diluted share of $0.04, all in accordance with U.S. generally accepted accounting principles ("GAAP"). Operating income, ex-items, a non-GAAP financial measure, was $7,200,000, yielding operating margins of 6.2% and earnings per diluted share ("EPS"), ex-items, of $0.08. During the first quarter of 2022, the Company recorded: 1) approximately $3,900,000 of non-cash stock compensation expense associated with full recognition of awards when employees reach their eligible retirement age, 2) severance and facility consolidation expense of $3,300,000, and 3) bad debt expense of $800,000 for doubtful accounts receivable due from Ukraine clients. The severance and facility consolidation expense is associated with Core's continuing strategic objective to improve operational efficiencies and optimize Core's global network to support its clients. In addition to the anticipated typical seasonal decline in the first quarter of 2022, financial results were further impacted by higher-than-expected business disruptions associated with COVID-19 and the Russia-Ukraine geopolitical conflict. A full reconciliation of non-GAAP financial measures is included in the attached financial tables.

Core’s CEO, Larry Bruno stated, “First and foremost our thoughts are with our Ukrainian employees and their families during the unprecedented conflict. Core Lab has suspended operations in Ukraine to secure their safety. During the first quarter of 2022, two significant events impacted Core’s financial results: 1) the continued outbreak and global spread of the Omicron variant of COVID-19, which generated a significantly greater impact than initially anticipated, and 2) business disruptions associated with the geopolitical conflict between Russia and Ukraine, which negatively impacted both business segments.

Despite these headwinds, we were pleased to announce an emerging growth opportunity during the first quarter, as we formalized our collaboration with Talos Energy Inc. ("Talos") to deliver CCS solutions aimed at reducing industrial carbon emissions. This alliance, built on complementary technical strengths in subsurface characterization and reservoir optimization, will enhance the speed at which scalable, reliable and sustainable carbon sequestration solutions can be delivered to the market. We are excited about the positive impact this work will ultimately have, by both returning value to our shareholders and advancing

CO2 emission reduction initiatives. Additionally, during the first quarter of 2022, Core Lab inaugurated a joint-industry CCS consortium. Core Lab has a long history of conducting successful multi-company projects aimed at evaluating oil and gas opportunities. This new consortium will enhance the nascent CCS industry’s knowledge of the geotechnical challenges associated with subsurface storage of CO2, with a focus on reservoir capacity, injectivity and containment integrity, all of which align with Core Lab's expertise in subsurface characterization. As government regulations encourage investment in CCS projects, Core Lab will see growing opportunities to leverage this expertise.

Looking forward, Core Lab’s outlook for the remainder of 2022 remains positive with sequential improvement expected in the second quarter followed by further acceleration during the second half of the year. Furthermore, we continue to anticipate a multi-year international cycle supported by market fundamentals."

Russia-Ukraine Conflict and COVID-19 Business Impact

The on-going geopolitical conflict between Russia and Ukraine is adversely impacting service revenue and product sales, affecting both business segments. To date, Reservoir Description has been more heavily impacted by the Russia-Ukraine conflict. As part of Core’s global laboratory network, the Company provides analytical services on crude oil, natural gas and derived products, including both reservoir condition analysis and ambient condition assay work. Business interruptions arising from cyber-attacks against third party facilities began prior to direct military engagement; these cyber-attacks disrupted demand for crude-oil assay work, particularly in Europe. As direct military conflict ensued, disruptions in crude-oil assay work in Europe, Russia and Ukraine were even further negatively impacted. Traditional supply chains associated with the movement of crude oil are realigning to new logistical patterns in response to both the military conflict and the economic sanctions imposed on Russia. Given that global demand for crude oil and natural gas has not meaningfully diminished, Core Lab expects supply channels to realign, and the demand for the Company’s associated laboratory services to resume, albeit with a different geographic spread. Completion product sales delivered through Core’s Production Enhancement segment directly into Ukraine have also been suspended. Core has historically generated approximately 5% to 8% of its total revenue from Russia, Ukraine and the Southeastern European region.

Also during the first quarter of 2022, global COVID-19 caseloads rose very sharply as the Omicron variant spread across all regions. More than 15% of Core Lab's employees tested positive for COVID-19 during the first quarter. In addition, other staff were subject to quarantine restrictions. As a business that runs on people more than, for example, equipment rental day rates, this higher-than-expected surge in COVID-19 cases caused disruption to the Company’s operations; concurrently, clients were also impacted by the spike in COVID-19 cases and quarantine requirements, which delayed progress on projects.

Reservoir Description

Reservoir Description operations are closely correlated with trends in international and offshore activity levels, with approximately 80% of revenue sourced from outside the U.S. Reservoir Description revenue in the first quarter of 2022 was $74,800,000, down 7% sequentially and flat year-over-year. Operating income for the first quarter of 2022 on a GAAP basis was $400,000, while operating income, ex-items, was $3,900,000, yielding operating margins of 5%. Cost of operations in the first quarter of 2022 increased due to restoration of employee salary costs and continued operational inefficiencies associated with the global pandemic. In addition to the greater-than-expected COVID-19 caseload and typical seasonal decline in revenue, first quarter 2022 Reservoir Description results were negatively impacted by the Russia-Ukraine geopolitical conflict. The military conflict disrupted traditional patterns of crude oil movement in Russia, Ukraine and Europe and negatively affected demand for Core Lab’s crude oil assay work in these regions.

During the first quarter of 2022, Core conducted a large core and reservoir data analysis workshop for Kuwait Oil Company (“KOC”). This comprehensive five-day workshop was the culmination of a multi-year, multi-well analytical program that included proprietary Core Lab technologies and interpretation techniques, focused on hydrocarbon potential and pay recognition in prospective unconventional and tight conventional reservoir targets. Core leveraged its proprietary, web-enabled RAPID™ database to organize and analyze well and laboratory data. Fracture analysis and interpretation was conducted utilizing Core’s Dual-Energy Computed Tomography Scanner, which allowed for 3D visualization of conventional cores and calibration of third-party borehole image logs. Advanced petrophysical log models were developed that included fluid flow prediction and assessment of well productivity. KOC stated that the workshop was a great success and their technical teams are able to incorporate and build on the recently concluded work. An expansion of the study is currently being planned to include other fields and also to address additional reservoir challenges.

During the first quarter of 2022, Core Lab, under the direction of The CarbonNet Project commenced the next phase of advanced rock property analysis on conventional core extracted from the Gular-1 appraisal well, located in the Gippsland Basin, offshore southeast Australia. The CarbonNet Project is expected to be a world-class, CCS center to manage future carbon emissions from industrial sources in South East Australia. In a recent press release, the CarbonNet Project announced, “The CarbonNet Project is advancing the science and viability for establishing a commercial-scale carbon capture and sequestration network." If successful, the network would bring together multiple carbon dioxide (“CO2”) capture projects in Victoria's Latrobe Valley, transporting CO2 via a shared pipeline and injecting it into deep, underground, offshore storage sites in the Bass Strait. During this phase of the CarbonNet Project analytical program, Core Lab is employing proprietary technologies to provide detailed insight into rock and pore system properties, rock-fluid compatibility, and fluid flow behaviors, as well as geomechanical properties. The results of the advanced testing will be utilized to expand the CarbonNet Project’s understanding of the CO2 storage capacity, optimal methodologies for injecting CO2 and the integrity of the seal rock, all of which are critical to evaluating and reducing geologic risk associated with the project. A substantial risk in any CO2 sequestration project is failing to properly assess the complexity of the targeted geologic subsurface formation and the in-situ pore fluids. Core Lab’s eighty-plus years of expertise in evaluating subsurface geology and fluid flow through natural porous media is essential for accessing these types of CO2 sequestration projects.

Production Enhancement

Production Enhancement operations, which are focused on complex completions in unconventional, tight-oil reservoirs in the U.S., as well as conventional offshore projects across the globe, posted first quarter 2022 revenue of $40,500,000, down 10% sequentially and up 27% year-over-year. Operating loss on a GAAP basis was $900,000, while operating income, ex-items, was $3,100,000, yielding operating margins of 8%. Production Enhancement’s financial performance for the first quarter of 2022 was impacted by a sequential decrease of 19% in international product sales, which includes the suspension of product sales into Ukraine. However, energetic product sales into the U.S. market increased over 7% sequentially.

Production Enhancement has been a long-standing innovator of both energetic system products and diagnostic services, which aim to improve completions and monitor well performance. With Core's combined expertise in energetic systems and design and engineering of diagnostic technologies, Core Lab is pleased to announce the introduction of its patent-pending GoTrace™ product solution. GoTrace™ is an innovative, organically-developed, technology that directly incorporates Core’s diagnostic services into the Company’s energetic system products. The integration of Core’s proprietary perforating products and diagnostic tracers into one system allows Core’s clients to cost-effectively introduce unique tracers into specific perf clusters simultaneous with the perforating process. By providing diagnostic evaluation at the cluster level, clients gain significantly more granularity when evaluating a completion program, as compared to stage-level diagnostic treatment alternatives. Recently, TotalEngeries SE utilized Core’s GoTrace™ technology in a recompletion project in the Barnett Shale. By deploying GoTrace™, TotalEnergies SE was able to determine whether the new perforation clusters were effectively stimulated. Core’s diagnostic analysis of the restimulation treatment confirmed the clusters created with GoTrace™ were effectively stimulated, thus optimizing well performance.

Free Cash Flow and Dividend

During the first quarter of 2022, Core continued to generate free cash flow (“FCF”), with cash from operations of $5,300,000 and capital expenditures of $2,300,000, yielding FCF of $3,000,000. Core’s free cash will continue to be returned to its shareholders via the Company’s regular quarterly dividend and opportunistic share repurchases, as well as being applied towards reducing long-term debt.

On 2 February 2022, Core’s Board of Supervisory Directors ("Board") announced a quarterly cash dividend of $0.01 per share of common stock, which was paid on 7 March 2022 to shareholders of record on 14 February 2022. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 27 April 2022, the Board approved a cash dividend of $0.01 per share of common stock payable in the second quarter of 2022. The second quarter dividend will be payable on 31 May 2022, to shareholders of record on 9 May 2022. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

The Board and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and FCF, factors that have high correlation to total shareholder return. Core’s commitment to an asset-light business model and disciplined capital stewardship promotes capital efficiency and are designed to produce more predictable and superior long-term ROIC.

The Board has established an internal performance metric of demonstrating superior ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg, as the Company continues to believe superior ROIC will result in higher total return to shareholders. Bloomberg’s calculations using the latest comparable data available indicate that Core Lab's ROIC of 6.7% is one of the highest for all major companies in the oilfield service Comp Group.

Industry and Core Lab Outlook and Guidance

As the Russia-Ukraine geopolitical conflict continues and the sanctions on Russia have expanded, the global crude-oil market continues to tighten, with demand for crude oil approaching pre-COVID-19 levels, resulting in higher crude-oil commodity prices. With consistent elevated crude-oil commodity prices and the tightening of crude-oil supply, the industry is preparing for an increase in activity, driven by demand, resulting in a multi-year cycle. These crude-oil market fundamentals are reflected in the gradual increase in the international rig count, with more oilfield equipment coming under contract and expanded capital spending plans for 2022. Core sees these as leading indicators of a growing international cycle.

With Core Lab having more than 70% of its revenue exposed to international activity, both business segments remain active on international projects. As additional field development projects emerge, wells need to be drilled and reservoir rock and fluid sampled before Reservoir Description participates in the cycle. The expansion of international developments, both short and long-cycle projects, provides growth opportunities for both segments into 2022 and beyond, with a particular focus on the South Atlantic Margin, Latin America, and the Middle East.

Core's North America revenue is correlated with completion and stimulation events and large-scale reservoir rock and reservoir fluid characterization studies, rather than with immediate changes in rig count. Wells need to be drilled and subsequently completed, stimulated, and cored, or have reservoir fluid samples collected, before Core can realize a revenue event. Core expects to continue benefiting from increased U.S. onshore activity, albeit led by private operators and somewhat moderated by capital discipline for larger publicly-traded operators.

For the second quarter of 2022, Core projects its business to improve, primarily from increasing activity levels in the U.S. and moderate improvement in international, offshore and deepwater markets, potentially offset by uncertainties associated with the Russia-Ukraine conflict. Core projects second quarter 2022 revenue to range from $119,000,000 to $125,000,000 and operating income of $9,400,000 to $11,800,000, yielding operating margins of approximately 9%. EPS for the second quarter of 2022 is expected to be $0.12 to $0.16.

The Company’s second quarter 2022 guidance is based on projections for underlying operations and excludes gains and losses in foreign exchange. Second quarter 2022 guidance also assumes an effective tax rate of 20%.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's first quarter 2022 earnings announcement. The call will begin at 7:30 a.m. CDT / 2:30 p.m. CEST on Thursday, 28 April 2022. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements we make, includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates, including the Russia-Ukraine geopolitical conflict, public health crises, such as the COVID-19 pandemic, and any related actions taken by businesses and governments, and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:

Gwen Gresham - SVP Corporate Development and Investor Relations, +1 713 328 6210

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended			% Variance
	March 31, 2022	December 31, 2021	March 31, 2021	vs. Q4-21	vs. Q1-21
REVENUE	$115,300	$125,139	$108,383	(7.9)%	6.4%

OPERATING EXPENSES:
Costs of services and sales	96,952	96,987	84,150	—%	15.2%
General and administrative expense	12,545	10,927	8,461	14.8%	48.3%
Depreciation and amortization	4,557	4,398	4,871	3.6%	(6.4)%
Other (income) expense, net	1,637	(1,373)	(721)	NM	NM
Total operating expenses	115,691	110,939	96,761	4.3%	19.6%

OPERATING INCOME (LOSS)	(391)	14,200	11,622	NM	NM
Interest expense	2,644	2,590	1,363	2.1%	94.0%
Income (loss) from continuing operations before income tax expense	(3,035)	11,610	10,259	NM	NM
Income tax expense (benefit)	(1,196)	8,823	2,052	NM	NM
Income (loss) from continuing operations	(1,839)	2,787	8,207	NM	NM
Net income (loss)	(1,839)	2,787	8,207	NM	NM
Net income (loss) attributable to non-controlling interest	49	99	102	NM	NM
Net income (loss) attributable to Core Laboratories N.V.	$(1,888)	$2,688	$8,105	NM	NM

Diluted earnings (loss) per share from continuing operations	$(0.04)	$0.06	$0.18	NM	NM

Diluted earnings (loss) per share attributable to Core Laboratories N.V.	$(0.04)	$0.06	$0.18	NM	NM

Weighted average common shares outstanding - assuming dilution	46,298	46,927	45,964	(1.3)%	0.7%

Effective tax rate	39%	76%	20%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$74,754	$80,097	$76,486	(6.7)%	(2.3)%
Production Enhancement	40,546	45,042	31,897	(10.0)%	27.1%
Total	$115,300	$125,139	$108,383	(7.9)%	6.4%

Operating income (loss):
Reservoir Description	$361	$7,216	$10,051	(95.0)%	(96.4)%
Production Enhancement	(918)	6,993	1,560	NM	NM
Corporate and Other	166	(9)	11	NM	NM
Total	$(391)	$14,200	$11,622	NM	NM

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(amounts in thousands)

(Unaudited)

			% Variance
ASSETS:	March 31, 2022	December 31, 2021	vs. Q4-21

Cash and cash equivalents	$22,037	$17,703	24.5%
Accounts receivable, net	98,900	96,830	2.1%
Inventories	48,224	45,443	6.1%
Other current assets	33,031	29,079	13.6%
Total current assets	202,192	189,055	6.9%

Property, plant and equipment, net	109,926	110,952	(0.9)%
Right of use assets	60,168	61,387	(2.0)%
Intangibles, goodwill and other long-term assets, net	212,632	219,459	(3.1)%
Total assets	$584,918	$580,853	0.7%

LIABILITIES AND EQUITY:

Accounts payable	$34,405	$29,726	15.7%
Short-term operating lease liabilities	12,669	12,342	2.6%
Other current liabilities	52,688	48,714	8.2%
Total current liabilities	99,762	90,782	9.9%

Long-term debt, net	189,807	188,636	0.6%
Long-term operating lease liabilities	46,883	49,286	(4.9)%
Other long-term liabilities	82,080	91,148	(9.9)%

Total equity	166,386	161,001	3.3%
Total liabilities and equity	$584,918	$580,853	0.7%

“NM” means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (loss)	$(1,839)	$8,207
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	6,227	4,405
Depreciation and amortization	4,557	4,871
Deferred income taxes	1,698	4,704
Accounts receivable	(2,831)	(3,180)
Inventories	(2,498)	(400)
Accounts payable	3,693	2,265
Other adjustments to net income (loss)	(3,717)	(12,885)
Net cash provided by operating activities	$5,290	$7,987

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	$(2,297)	$(2,772)
Proceeds from insurance recovery	583	—
Other investing activities	2,142	1,702
Net cash provided by (used in) investing activities	$428	$(1,070)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	$(14,000)	$(119,000)
Proceeds from long-term debt	15,000	68,000
Proceeds from issuance of common shares	—	60,000
Transaction costs on the issuance of common shares	—	(861)
Dividends paid	(463)	(446)
Repurchase of common shares	(1,920)	(171)
Other financing activities	(1)	(439)
Net cash provided by (used in) financing activities	$(1,384)	$7,083

NET CHANGE IN CASH AND CASH EQUIVALENTS	4,334	14,000
CASH AND CASH EQUIVALENTS, beginning of period	17,703	13,806
CASH AND CASH EQUIVALENTS, end of period	$22,037	$27,806

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items. For this reason, management uses certain non-GAAP measures that exclude these Items; and believes that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income (Loss), Income (Loss) from Continuing Operations and Diluted Earnings (Loss) Per Share from Continuing Operations

(amounts in thousands, except per share data)

(Unaudited)

	Operating Income (loss) from Continuing Operations
	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
GAAP reported	$(391)	$14,200	$11,622
Stock compensation (1)	3,850	—	752
Severance and other charges	3,332	—	—
Bad Debt	810	—	—
Foreign exchange losses (gains)	(417)	(32)	(408)
Excluding specific items	$7,184	$14,168	$11,966

	Income (loss) from Continuing Operations
	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
GAAP reported	$(1,839)	$2,787	$8,207
Stock compensation (1)	3,850	—	602
Severance and other charges	2,666	—	—
Bad Debt	648	—	—
Interest rate hedge settlement and restructuring	—	—	(1,506)
Impact of higher (lower) tax rate (2)	(1,359)	6,501	—
Foreign exchange losses (gains)	(334)	(26)	(326)
Excluding specific items	$3,632	$9,262	$6,977

	Diluted Earnings (Loss) Per Share from Continuing Operations
	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
GAAP reported	$(0.04)	$0.06	$0.18
Stock compensation (1)	0.08	—	0.01
Severance and other charges	0.06	—	—
Bad Debt	0.01	—	—
Impact on assuming dilution	0.01	—	—
Interest rate hedge settlement and restructuring	—	—	(0.03)
Impact of higher (lower) tax rate (2)	(0.03)	0.14	—
Foreign exchange losses (gains)	(0.01)	—	(0.01)
Excluding specific items	$0.08	$0.20	$0.15

(1) Three months ended March 31, 2022 and March 31, 2021 includes primarily stock compensation expense recognized pursuant to FASB ASC 718 "Stock Compensation" associated with employees reaching eligible retirement age, which is nondeductible or partially deductible for tax purposes.
(2) Three months ended March 31, 2022 and December 31, 2021 includes adjustments to reflect tax expense at a normalized rate of 20%.

Segment Information

(amounts in thousands)

(Unaudited)

	Operating Income (Loss) from Continuing Operations
	Three Months Ended March 31, 2022
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$361	$(918)	$166
Foreign exchange losses	(372)	(67)	22
Stock compensation	2,474	1,376	—
Severance and other charges	1,454	1,878	—
Bad Debt	—	810	—
Excluding specific items	$3,917	$3,079	$188

Return on Invested Capital

Return on Invested Capital ("ROIC") is presented based on management's belief that this non-GAAP measure is useful information to investors and management when comparing profitability and the efficiency with which capital has been employed over time relative to other companies. The Board has established an internal performance metric of demonstrating superior ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 6.7% is defined by Bloomberg as Net Operating Profit After Tax ("NOPAT") of $24.7 million divided by Average Total Invested Capital ("Average TIC") of $368.8 million where NOPAT is defined as GAAP net income before minority interest plus the sum of income tax expense, interest expense, and pension expense less pension service cost and tax effect on income before interest and tax expense. Average TIC is defined as average of beginning and ending periods' GAAP stockholder's equity plus the sum of net long-term debt, lease liabilities, allowance for doubtful accounts, net balance of deferred taxes, and income tax payable.

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash flow should not be considered a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(amounts in thousands)

(Unaudited)

Three Months Ended
March 31, 2022
Net cash provided by operating activities	$5,290
Capital expenditures	(2,297)
Free cash flow	$2,993

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